Exhibit 99.1 AT MARKETING SPECIALISTS Terry Crump, Executive VP & CFO (972) 349-6370 Randall Oxford, Media Relations (972) 349-6580 FOR IMMEDIATE RELEASE November 2, 2000	17855 North Dallas Parkway Dallas, TX 75287 (Nasdaq/SC: MKSP)

RICHMONT CAPITAL PARTNERS I, LP PURCHASES
MARKETING SPECIALISTS' PREFERRED STOCK

     DALLAS... November 2, 2000 - Marketing Specialists Corporation (Nasdaq/SC: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today that Richmont Capital Partners I, LP ("RCPI") purchased 12,397 shares of Series B 8.0 percent Convertible Paid-In-Kind Preferred Stock ("Preferred Stock"), par value $0.01 per share, of Marketing Specialists Corporation (the "Company") on November 1, 2000, for a price of $1,000 per share. The Preferred Stock is convertible into common stock based on a conversion price which shall be the greater of (i) $1.46 per share, or (ii) the per share price paid by RCPI in a tender offer for all of the outstanding common stock of the Company, if such tender offer is commenced by April 30, 2001, and if all outstanding shares of common stock of the Company are purchased pursuant to such tender offer.

     The Company further announced that RCPI had reaffirmed its interest in purchasing all of the outstanding shares of the Company's common stock, as disclosed in its letter to the Company's board dated June 2, 2000. Due to the increase in the number of Company shares outstanding from 19.8 million on June 2, 2000, to 34.6 million today (assuming conversion of the Preferred Stock at $1.46 per share), RCPI's proposal reflects a price per share of $1.46, which reflects an equity value of the Company of approximately $50 million, which is the same equity value upon which RCPI's June proposal was based.

     Marketing Specialists Corporation has more than 6,000 associates in 65 locations throughout the United States and is one of the largest food brokers in the nation.

To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the Company's code, MKSP.

Or visit the Company's pages at www.frbinc.com.

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This press release contains forward-looking statements with the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to complete renegotiations with its bankers involving financing and covenant issues, successfully integrate any future or past acquisitions; complete or modify conditions relating to Richmont's pending offer to purchase all outstanding shares of the Company, realign principals as a result of the merger and consummate transactions contemplated by letters of intent to which Marketing Specialists is a party, as well as the competitive environment and general economic conditions. For further information, please refer to the Company's fillings with the Securities and Exchange Commission.

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